Exhibit 5.1

[Mosaic Letterhead]

March 9, 2011

GNS II (U.S.) Corp.

c/o The Mosaic Company

3033 Campus Drive, Suite E490

Plymouth, Minnesota 55441

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Corporate Secretary of The Mosaic Company (“Mosaic”) and in such capacity have acted as counsel to its wholly-owned subsidiary, GNS II (U.S.) Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares of the Company’s common stock, class A common stock and class B common Stock, each $0.01 par value per share (collectively, the “Shares”) that may be issued by the Company in connection with the merger and related transactions contemplated by the Merger and Distribution Agreement, dated as of January 18, 2011 (the “Merger Agreement”), by and among Cargill, Incorporated, the Company, GNS Merger Sub LLC, The Mosaic Company (“Mosaic”) and, for the limited purposes set forth therein, the Margaret A. Cargill Foundation, established under the Acorn Trust dated January 30, 1995, as amended, the Acorn Trust, dated January 30, 1995, as amended, the Lilac Trust dated August 20, 1996, as amended, and the Anne Ray Charitable Trust, dated August 20, 1996, as amended.

I have examined the Registration Statement and the Merger Agreement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that when the Shares have been issued in accordance with the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Richard L. Mack
Name:	Richard L. Mack
Title:	Executive Vice President, General Counsel and Corporate Secretary